Exhibit 99.1

Press Release June 3, 2015
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Inc. and Five Other U.S. Steel Producers File Trade Petitions

Against Five Countries on Corrosion Resistant Steel

FORT WAYNE, INDIANA, June 3, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today in Washington, D.C., joined by AK Steel Corporation, ArcelorMittal USA, California Steel Industries, Nucor Corporation, and United States Steel Corporation, petitioned the Department of Commerce (DOC) and the U.S. International Trade Commission (ITC) to apply antidumping (AD) and countervailing duties (CVD) against imports of corrosion resistant steel from China, India, Italy, South Korea, and Taiwan.

Imports of corrosion resistant sheet steel between 2012 and 2014 from the five subject countries increased 85%, from 1.5 million to 2.75 million tons. Further, imports increased by one third in the first quarter of 2015, from 600,000 to 800,000 tons, and based on licensing data have additionally increased in the second quarter. Over 15% of the U.S. market was lost to these subject imports, more than doubling their share between 2012 and the first quarter 2015.

Mark Millett, President and CEO of Steel Dynamics said, “The surge of unfairly traded imports of corrosion-resistant steel has materially impacted our shipments, pricing and profitability. Corrosion-resistant flat rolled steel is one of our more important products, and the restoration of fair trade will benefit our customers, our employees and our communities.”

The company produces corrosion-resistant steel including hot dipped galvanized, Galvalume®, and painted steel at its facilities in Butler and Jeffersonville, Indiana; Columbus, Mississippi and three facilities (The Techs) in the Pittsburgh, Pennsylvania metropolitan area. The product is used in many construction applications, as well as in automotive parts and numerous consumer products.

Dick Teets, Executive Vice President of Steel Dynamics and President and Chief Operating Officer of Steel Operations said, “The volume of unfairly traded imports of galvanized steel sheet products has increased so substantially that our Techs division is operating at well below capacity. Furthermore, to diversify our underutilized coating capacities at our newly acquired Columbus, Mississippi mill, we have just announced a $100 million capital investment to add painting and Galvalume capabilities. We expect that our coated products capacity utilization and financial performance will significantly improve when the U.S. government enforces the existing trade laws.”

The petitions allege dumping margins as follows:

China	120.20%
India	71.09%
Italy	123.76%
South Korea	80.06%
Taiwan	84.40%

The countervailing duty petitions allege numerous government subsidy programs in each of the five countries to be investigated by the DOC.

Under the unfair trade statutes, the ITC must make a preliminary injury ruling within 45 days and the DOC will issue preliminary duty rulings by the end of 2015 with final rulings by both agencies completed by mid-2016.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, over 7,700 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel coating facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the nonresidential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500